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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

April 26, 2002

Accelerated Networks, Inc.
301 Science Drive,
Moorpark, California  93021


Ladies and Gentlemen:

We have acted as counsel for Accelerated Networks, Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among the Company, Odin Acquisition Corp., a California corporation and a wholly owned subsidiary of the Company, and Occam Networks Inc., a California corporation, as amended. This opinion is being furnished in connection with the Registration Statement on Form S-4 (No. 333-75816), as amended (the "Registration Statement"), registering 115,553,213 shares (the "Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws; (ii) the resolutions adopted by the Board of Directors of the Company with respect to the Merger on November 7, 2001; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the Shares, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward LLP

By:  /s/ David A. Lipkin
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     David A. Lipkin